UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 16, 2008 (September 12, 2008)
American Claims Evaluation, Inc.
(Exact name of registrant as specified in its charter)

New York	0-14807	11-2601199

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Jericho Plaza, Jericho, New York	11753

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (516) 938-8000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.01 Completion of Acquisition or Disposition of Assets
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.10: STOCK PURCHASE AGREEMENT
EX-10.11: ESCROW AGREEMENT
EX-10.12: STOCK PURCHASE AGREEMENT
EX-99.1: PRESS RELEASE

Item 1.01	Entry into a Material Definitive Agreement.
See disclosure under Item 2.01 below.

Item 2.01	Completion of Acquisition or Disposition of Assets.
On September 12, 2008 (the “Closing Date”), American Claims Evaluation, Inc. (the “Company”) acquired all of the issued and outstanding shares of Interactive Therapy Group Consultants, Inc. (“ITG”), a New York corporation and provider of a comprehensive range of services to children with developmental delays and disabilities.
The Company had previously reported that this acquisition would be effected through the acquisition of substantially all of the assets and business of ITG. However, due to concerns over the timing of the assignment of contracts by ITG to the Company, it was deemed to be in the best interest of both parties to re-structure the deal in the form of a stock sale. The purchase price paid to the shareholders of ITG was adjusted accordingly.
Under the terms of the Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among the Company, John Torrens, Kyle Palin Torrens and Carlena Palin Torrens (collectively, the “Sellers”), the Company paid a purchase price of $570,000 in cash to the Sellers. Following the Closing Date, the purchase price is subject to adjustment depending on the final determination of the tangible net worth of ITG as of the close of business on the Closing Date.
Pursuant to the Stock Purchase Agreement, $105,000 of the cash consideration was deposited into an escrow account in accordance with an Escrow Agreement (the “Escrow Agreement”) to assure that there are funds available to satisfy indemnification obligations in respect of any amounts payable by ITG pursuant to a claim by the New York State Insurance Fund for non-payment of workers’ compensation premiums and in respect of any outstanding accounts receivable that are not collected in full within 240 days of the Closing Date.
ITG also entered into a two-year Employment Agreement (the “Employment Agreement”) with John Torrens in connection with the Stock Purchase Agreement. Under this Employment Agreement, Mr. Torrens will be employed as President of ITG, is entitled to receive an annual base salary of $200,000 and is entitled to certain other benefits. The Employment Agreement contains non-competition, non-solicitation and confidentiality provisions.
Subsequent to the Closing Date, the Company paid off ITG’s line of credit and a term note payable totaling approximately $1,105,000, including interest. ITG will seek a new line of credit for working capital purposes, if deemed necessary.
The descriptions herein of the material terms of the Stock Purchase Agreement and Escrow Agreement are qualified in their entirety by reference to the respective agreements which have been attached hereto as Exhibits 10.10 and 10.11.
On September 12, 2008, the Company also completed the disposition of its wholly-owned subsidiary, RPM Rehabilitation & Associates, Inc. (“RPM”), pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) whereby the Company sold all of the issued and outstanding shares of RPM to Stephen D. Renz, the President of RPM, for a purchase price of $150,000 in cash, plus an additional purchase price of up to $150,000 in cash contingent upon the future net earnings of RPM calculated over a period of five years from and after the closing of the transaction.
The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement which is filed as Exhibit 10.12 hereto.
On September 16, 2008, the Company issued a press release announcing these transactions, a copy of which is attached to this report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.
Any required financial statements for the acquisition reported in Item 2.01 above will be filed by amendment as soon as practicable, but not later than 71 days from the date that this Current Report on Form 8-K is required to be filed.
(b)	Pro-forma Financial Information.

Any required pro forma financial information for the acquisition reported in Item 2.01 above will be filed by amendment as soon as practicable, but not later than 71 days from the date that this Current Report on Form 8-K is required to be filed.

(c)	Exhibits.
10.10	Stock Purchase Agreement by and among American Claims Evaluation, Inc., John Torrens, Kyle Palin Torrens and Carlena Palin Torrens, dated September 12, 2008.

10.11	Escrow Agreement by and among American Claims Evaluation, Inc., John Torrens, Kyle Palin Torrens, Carlena Palin Torrens and Siller Wilk LLP, dated September 12, 2008.

10.12	Stock Purchase Agreement by and between American Claims Evaluation, Inc. and Stephen D. Renz, dated September 12, 2008.

99.1	Press Release of American Claims Evaluation, Inc., dated September 16, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2008	AMERICAN CLAIMS EVALUATION, INC.
	By:	/s/ Gary Gelman
Gary Gelman
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.10	Stock Purchase Agreement by and among American Claims Evaluation, Inc., John Torrens, Kyle Palin Torrens and Carlena Palin Torrens, dated September 12, 2008.

Exhibit 10.11	Escrow Agreement by and among American Claims Evaluation, Inc., John Torrens, Kyle Palin Torrens, Carlena Palin Torrens and Siller Wilk LLP, dated September 12, 2008.

Exhibit 10.12	Stock Purchase Agreement by and between American Claims Evaluation, Inc. and Stephen D. Renz, dated September 12, 2008.

Exhibit 99.1	Press Release of American Claims Evaluation, Inc., dated September 16, 2008.

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